EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2024, relating to the consolidated financial statements of ARMOUR Residential REIT, Inc. and subsidiaries, and the effectiveness of ARMOUR Residential REIT, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ARMOUR Residential REIT, Inc. and subsidiaries for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida
March 28, 2024